CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment to the Registration Statement on Form N-1A of the Amana Mutual Funds Trust and to the use of our reports dated July 22, 2014 on the financial statements and financial highlights of Amana Income Fund, Amana Growth Fund, and Amana Developing World Fund, each a series of Amana Mutual Funds Trust. Such financial statements and financial highlights appear in the 2014 Annual Report to Shareholders, which is incorporated by reference into the Statement of Additional Information.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania
August 15, 2014